PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060 · 281-618-0400 · Fax: 281-618-0505

For Immediate Release		07-029
	Contact:	Wade Pursell
Date: December 21, 2007	Title:	Chief Financial Officer

HELIX CLOSES PRIVATE OFFERING OF 9.5% SENIOR NOTES DUE 2016
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) announced today that it has closed its previously announced private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $550 million of its 9.5% Senior Notes due 2016. Certain of Helix’s subsidiaries fully and unconditionally guarantee the notes.
Helix Energy Solutions used the net proceeds of the offering to repay outstanding indebtedness under its senior secured credit facilities.
Contemporaneously with the consummation of the offering of the notes, Helix and the lenders under its existing senior secured credit facilities amended certain provisions of such facilities.
The notes have been offered to qualified institutional buyers in accordance with Rule 144A Securities Act of 1933, and outside the United States to persons other than U.S. persons, in reliance on Regulation S. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2006, as amended. We assume no obligation and do not intend to update these forward-looking statements.